Exhibit 99.1

Sino Payments and Tap Group to setup Hong Kong Joint Venture

Hong Kong Joint Venture to provide card processing services to Asia regional retailers

October 11, 2010 (Hong Kong) – Sino Payments, Inc. (www.sinopayments.com) (OTCBB: SNPY) today announced that it has signed a Letter of Intent with existing partner Tap Group to setup a jointly owned Hong Kong company for the purpose of pooling Asia regional retailer card processing projects in which Tap Group already has existing customer relationships.

Tap Group customers in the region include such household names as:

- AS Watsons Group (Hong Kong, Macau, China, Taiwan, Singapore, Malaysia, Thailand and Philippines.)

- Sogo Department Stores (Hong Kong)

- PCCW (Hong Kong)

- CTM (Macau)

- Robinsons Group (Philippines)

Sino Payments’ President and CEO Matthew Mecke stated, "Sino Payments and existing partner Tap Group have agreed to setup a joint venture company in Hong Kong that will provide regional retailers throughout Asia with card processing services.  As this is the next step in our partnership we will work towards bringing additional related news as soon as possible and we continue to look forward to working with Tap Group to provide card processing services throughout the Asia region.”

Tap Group GM Calinda Lee stated, “Tap group is helping customers in the region with stores totaling over 2000 stores with more than 10000 POS and on-line card payments is always top on their wishes list. Setting a joint venture company in Hong Kong with Sino Payments is our first step to tap this growing market and we look forward to landing our first deal in the next few months.”

About Sino Payments, Inc.  (www.sinopayments.com)

Sino Payments is a US public company with offices in Hong Kong.  In addition to providing stand alone worldwide ecommerce processing capability, Sino Payments' proprietary IP transaction processing system (SinoPay GPP) is designed to convert transaction processing systems from old type dial up point of sale systems linked to sophisticated check out terminals to a modern seamless IP transaction process, reducing credit and debit card transaction processing times by half at checkout.  Sino Payments focuses on providing IP credit and debit card processing services to large retail chains, including supermarket chains and large regional multinational retailers, in China and throughout Asia.

About TAP Group (www.tap-group.com.cn )

TAP Group is a leading provider of customer-centric solutions for the retail industry. By integrating market-leading Point-of-Sales/Point-of-Interaction (POS/POI) and retail CRM solutions, TAP provides retailers with the capability to offer a consistent shopping experience across all channels, all the time, enabling them to easily and effectively manage the customer lifecycle on a one-to-one basis.

TAP Group is Headquartered in Hong Kong with offices in Macau, Shenzhen, Guangzhou, Shanghai, Beijing, and Manila with over 140 staff.

Contacts:

Sino Payments, Inc.

Matthew Mecke

Chairman & CEO

T 1.877.205.6270 x801

Investor Relations

ir@sinopayments.com

T 1.866.500.8985

FORWARD-LOOKING-STATEMENT:

Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Sino Payments, Inc. results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Sino Payments, Inc. undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.